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                                                                  EXHIBIT 10(18)
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 AGREEMENT OF EMPLOYMENT, effective as of July 1, 1994, by and between COMVERSE
TECHNOLOGY, INC., a New York corporation (the "Company"), and KOBI ALEXANDER
(the "Executive").

 WHEREAS, the Executive has heretofore served as a senior executive officer and director of the Company pursuant to an agreement dated as of July 1, 1993; and

 WHEREAS, the Company and the Executive desire to amend, modify and supersede such prior agreement and to provide for the continuing services of the Executive to the Company upon the terms and subject to the conditions hereinafter set forth;

 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.
---------

 1.1 Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to engage the Executive in the capacities hereinafter described, and the Executive hereby accepts such engagement.

 1.2 The Executive shall serve as President, Chairman of the Board and Chief Executive Officer of the Company and shall have the authority and responsibilities normally associated with the position of Chief Executive Officer.

 1.3 The Company shall nominate, and shall use its best efforts to cause the shareholders of the Company to elect, the Executive to the Board of Directors of the Company, and the Executive agrees to serve as a director of the Company during the term of his engagement hereunder. The Executive shall also serve as the Chairman of the Board of Directors of each subsidiary of the Company and as Chairman of any Executive Committee of the Board of Directors of the Company.

 1.4 The Executive's services shall be rendered with due regard by the Executive for the prompt, efficient and economical operation of the Company's business to the end of achieving the objectives set forth in the Company's business plans. The Executive shall separately render services in Israel to the Company's wholly-owned subsidiary Efrat Future Technology Ltd. ("Efrat") pursuant to agreement between the Executive and Efrat.

 1.5 In the event that the Executive shall request a change is his position with the Company, the Company will try to provide the Executive with another position of senior managerial authority reasonably acceptable to the Executive, and such request by the Executive will not constitute a breach of this Agreement.

 1.6 The Executive shall be entitled to cumulative paid vacations of 30 business days per year. In the event that the demands of his activities on behalf of the Company preclude or limit the ability of the Executive to take all or part of such vacation in any year, the Executive shall be entitled to the balance of such vacation in any succeeding year or, at his election, to receive a payment (in addition to the compensation otherwise due in respect of such vacation period) equal to the Executive's then current base salary under subsection 3.1 applied to the vacation time not taken during such year.

Section 2.
---------

 2.1 The term of this Agreement and the Executive's engagement hereunder shall be deemed effective as of July 1, 1994 (the "Effective Date") and, except as hereinafter otherwise
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provided, shall terminate on June 30, 1999. This Agreement, and the term of the
Executive's engagement hereunder, shall be automatically renewed for a two-year period at the expiration of the stated term hereof unless either party, by written notice to the other at least 30 days prior to such expiration, elects not to renew this Agreement.

 2.2 The Executive shall be entitled to terminate his engagement hereunder at any time with prior written notice to the Company of at least 90 days, and the Executive's engagement hereunder shall terminate in the event of the physical incapacity or inability of the Executive to perform his duties for a consecutive period of l50 days or a non-consecutive period of l80 days during any twelve month period, or upon the death of the Executive.

 2.3 In the event of the termination or expiration of this Agreement, pursuant to the foregoing provisions or otherwise, except as otherwise provided in Subsection 2.4, and in consideration of the past services of the Executive and his continuing services hereunder through the date of such termination or expiration, the Company shall pay to the Executive an amount (the "Basic Severance Payment") determined in accordance with the provisions hereof. The Basic Severance Payment shall equal the the sum of (i) the amount determined by multiplying (a) the number of years (plus any partial years) of employment of the Executive by the Company and any of its subsidiaries from January 1, 1983 through the earlier of the date of termination or December 31, 1994 by (b) $60,000 plus (ii) the amount determined by multiplying (a) the number of years (plus any partial years) of employment of the Executive by the Company and any of its subsidiaries from January 1, 1995 through the earlier of the date of termination or the date of expiration of this Agreement by (b) $60,000 increased by the rate of 5% per annum compounded for each year of the Executive's employment commencing with 1995. The Basic Severance Payment shall be paid in a lump sum not later than 30 days following the date of termination or expiration.

 2.4 In the event that (i) this Agreement is unilaterally terminated by the Company over the objections of the Executive and not as a result of a fundamental breach of his obligations hereunder, (ii) this Agreement is terminated by the Executive as a result of a fundamental breach by the Company of its obligations hereunder (including any breach which shall materially affect the terms and conditions of the Executive's services hereunder, such as, without limitation, the removal of the Executive, without his consent, from any of the positions specified in section 1, the involuntary relocation of the site of the Executive's activities or a diminution in the Executive's authority or in the level of the Executive's employment-related benefits) or (iii) the Executive shall resign from his engagement by the Company hereunder within six months following a change in control of the Company (as hereinafter defined) to which the Executive shall not have given his approval in his capacity as a director of the Company, the Executive shall be entitled to payment of the sum of (A) the the applicable Basic Severance Payment determined under subsection 2.3 hereof plus (B) 299% of the average annual cash compensation, including salary and any bonus payments, received by the Executive from the Company and Efrat during the three completed fiscal years of the Company immediately preceding the date of such termination or expiration. Such amount shall be paid in a lump sum not later than 30 days following the date of termination. For the purposes of this subsection 2.4, a change in control of the Company shall be deemed to occur upon
(a) the consummation of any merger or consolidation to which the Company is a party and in which the Company either is not the resulting or surviving entity or, if the Company is the resulting or surviving entity, the shareholders of the Company immediately prior to the effective date of such merger or consolidation shall hold less than a majority of the voting shares of the resulting or surviving entity immediately after the effective date of such merger or consolidation, (b) the sale, transfer or other disposition in any single transaction or series of related transactions of all or substantially all of the business and assets of the Company otherwise than in the ordinary course of business, (c) the acquisition by any person, or affiliated group of persons within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended, in any single transaction or series of related transactions, of beneficial ownership of more than 15% of the issued and outstanding voting shares of the Company, or (d) the change in the composition of a majority of the members of the Board of Directors of the Company during any period of 12 consecutive months.

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 2.5  The Company shall pay into a trust account to be established by the
Company for the purposes hereof such amounts as shall be required from time to time to provide for the full payment of then current amount that would be payable to the Executive under subsection 2.3 upon the termination of his employment in accordance with the provisions thereof. Such trust account shall be established with a bank or trust company in New York City designated by the Executive, or such other trustee or escrow agent as the Company and the Executive shall mutually agree upon, and shall provide for the payment of the balance in such account to the Executive upon the termination of his engagement hereunder in partial satisfaction of the obligations of the Company pursuant to subsection 2.3 or subsection 2.4, as the case may be. The costs of such trust arrangement shall be born by the Company. The provisions hereof shall not be deemed discharged by the participation of the Executive in any pension plan or similar arrangement providing for the payment of retirement benefits to the Company's executives or employees.

 2.6 In the event of the termination or expiration of this Agreement, pursuant to the foregoing provisions or otherwise, in consideration of the past services of the Executive and his continuing services hereunder through the date of such termination or expiration, the Executive shall be entitled during the ensuing period of 36 months to continue to receive all fringe benefits (including, without limitation, those provided for under subsections 3.4 through 3.7 hereof) which the Executive was receiving or eligible to receive at the date of such termination or expiration.

 2.7  None of the payments or other benefits due to the Executive under this section 2 shall be reduced or diminished by other severance payments or benefits due to the Executive under any other arrangements, whether established by law or by agreement, in effect with respect to the Executive's employment with the Company or any of its subsidiaries.

Section 3.
---------

 3.1 The Executive shall receive during his engagement hereunder, in accordance with the terms hereof, a base salary, commencing on the Effective Date, payable at the rate of $293,600 per annum. Such base salary shall be subject to increase based on annual good faith review by the Remuneration and Stock Option Committee of the Board of Directors of the Company, to be conducted not later than June 30 of each year during the term hereof. The Company hereby acknowledges its intention to provide an appropriate increase in such base annual salary. In no event shall the Executive's base salary at any time be less than that of any other officer or employee of the Company or any of its subsidiaries.

 3.2 The compensation provided pursuant to subsection 3.1 shall be paid during any year, as to all or any portion thereof, at such time or times as may be requested by the Executive; provided, that the amount of such compensation that may be prepaid at any one time shall not exceed the compensation due for the ensuing six months.

 3.3 For each of the calendar years 1994 through 1999, the Executive shall be entitled to bonus compensation in an amount to be negotiated annually, but not less than three percent of the Company's consolidated after tax net income in each year. The final amount of the bonus for each such year shall be determined and paid not later than April 15 of the immediately succeeding year. The Executive shall be entitled to receive, not later than 45 days after the close of each calendar quarter, a prepayment of bonus compensation based on the then applicable percentage rate of bonus compensation times 70% of the consolidated after tax net income of the Company for such quarter, subject to adjustment upon the final determination of bonus compensation for the year.

 3.4 The Company will reimburse the Executive for expenses, reasonably incurred by the Executive in connection with his engagement hereunder, including, without limitation, all expenses of telephone, business entertainment, travel (including the regular use of an automobile owned or leased by the Company), lodging and board while the Executive is performing services for and on

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behalf of the Company, all in a manner and style commensurate with the
Executive's position with the Company.

 3.5 The Company shall furnish to the Executive and shall pay the cost of legal and accounting, administrative and similar services and charges incurred by the Executive on his own behalf, and the cost of medical and dental care and treatment for the Executive and his wife and children.

 3.6 In the event that any of the benefits provided the Executive under subsections 2.4, 3.4, 3.5 and/or 3.7 shall be subject to income tax in the United States, the Company shall pay the Executive such additional sums as shall equal the tax payable in respect of such benefits (including any tax attributable to additional amounts payable under this subsection 3.6) at the highest marginal rate of taxation then applicable to the Executive.

 3.7 The Company shall provide the Executive with insurance coverage and pension benefits, through participation of the Executive in the disability, pension, group insurance, hospitalization, or other arrangements of the Company in effect with respect to its employees, or otherwise, on a basis commensurate with the Executive's position and level of compensation, and such other fringe benefits, to be determined from time to time by the Board of Directors of the Company, as are made available to its senior management generally. Without limitation of the foregoing, the Company will maintain on behalf of the Executive during the term of his engagement hereunder, with sound and reputable insurance carriers (i) whole life insurance providing death benefits in the amount of $1,000,000, payable to the Executive's estate or named beneficiary,
(ii) disability insurance providing for lifetime disability payments at a level not less than the Executive's annual salary pursuant to Section 3.1 and (iii) at the request of the Executive, if such insurance is available to other directors of the Company, director's liability insurance in an amount comparable to such insurance normally provided by corporations similarly situated.

 3.8 The Company will provide the Executive with the option to purchase shares of the capital stock of each subsidiary of the Company organized or acquired during the term of this Agreement. For the purposes hereof, the term "subsidiary" shall include any corporation, partnership, joint venture or other entity of which the Company shall hold at least 50% of the outstanding equity interest. Except as hereinafter provided, each such option shall be granted within three months of the organization or acquisition of such subsidiary and shall entitle the Executive, during the period of 10 years from the date of option grant, to purchase, from the Company or from such subsidiary, as the Executive may determine, such number of shares of the capital stock of such subsidiary ("Option Shares") as shall equal 7.5% of the total number of such shares issued and outstanding (including the Option Shares issuable upon exercise of such option) as at the date of option grant for a price equal to the higher of the fair market value of such shares or the book value of such shares determined as at the date of grant. If such fair market value shall not be determinable from an arms length transaction with a third party, it shall be determined by the Remuneration and Stock Option Committee of the Board of Directors in consultation with the legal counsel for the Company; provided that if the Executive disputes such determination of fair market value and the Company and the Executive are unable to otherwise agree within 45 days after such determination, such fair market value shall be determined by a recognized investment banking firm selected in good faith by the Board of Directors of the Company. In the event of the organization or acquisition by the Company of a subsidiary (an "intermediate subsidiary") that is the parent organization of one or more other subsidiaries ('junior subsidiaries" and, together with such intermediate subsidiary and its other direct and indirect junior subsidiaries, the "subsidiary group"), or the organization or acquisition of one or more junior subsidiaries by an entity which is an intermediate subsidiary of the Company, the Executive may elect, within three months after such organization or acquisition, to convert the option rights hereunder that would otherwise apply to the equity securities of such intermediate subsidiary into an option on equivalent terms to purchase, for the fair market value thereof at the time of such organization or acquisition, up to 7.5% of the equity securities (determined as provided in subsection 3.8) of any one or more of the junior

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subsidiaries of such intermediate subsidiary, in such proportions as the
Executive may specify by notice to the Company. As soon as practicable after the Company's receipt of such notice, the Corporate Planning and Structure Committee of the Board of Directors of the Company (or, in its absence, the Board of Directors of the Company or any other committee that it may designate) shall determine the relative fair market values of the intermediate subsidiary and all junior subsidiaries comprising the applicable subsidiary group. As a condition of the grant of the Executive's option rights hereunder to purchase the equity securities of any junior subsidiary, the option to acquire equity securities of its parent intermediate subsidiary shall be reduced, as to number of shares and aggregate exercise price, by the same proportion as the fair market value of such junior subsidiaries bears to the fair market value of its subsidiary group, as determined in good faith by such committee or the Board of Directors.

 3.9 The exercise of any option granted pursuant to subsection 3.8 shall be subject to the condition that the voting rights pertaining to the Option Shares shall be exercisable by the Company, pursuant to proxy granted to the Company by the Executive, which proxy shall be deemed to be coupled with an interest and irrevocable until the occurrence of the earliest of the following events: (i) the reduction of the voting rights represented by the shares held by the Company (including any voting rights pertaining to the Option Shares) to less than 50% of the total vote represented by all issued and outstanding shares of the subsidiary, (ii) the sale or other disposition of all or substantially all of the assets of the subsidiary, (iii) the sale of the Option Shares by the Executive to any unaffiliated third party, provided that the Executive shall have first offered to sell the Option Shares to the Company on the same or equivalent terms and conditions, or (iv) the expiration of three years after the termination of the Executive's employment with the Company.

 3.10 All options granted to the Executive pursuant to subsection 3.8, as well as any options to purchase shares of the Company held by the Executive under any stock option plan or arrangement, shall become immediately vested, fully exercisable and non-forfeitable upon the occurrence or continuance of any of the events that would entitle the Executive to the payments specified in subsection 2.4.

 3.11 The Company shall be liable for all payments due to the Executive under his employment agreement with Efrat if and to the extent that such payments are not made by Efrat, as and when the same become due and payable, including, without limitation, past and future payments of salary, severance payments, employment-related benefits and other amounts owed or to be owed by Efrat to the Executive.

Section 4.
---------

 4.1 The Executive hereby assigns to the Company all right, title and interest in and to inventions, patents or patent applications conceived or developed, in whole or in part, by the Executive, alone or with others, at any time during the term of his association with the Company and its subsidiaries which relate to the business of the Company or its subsidiaries.

 4.2 The Executive agrees that, during his engagement with the Company and for a period of two years after the termination of his engagement with the Company (for any reason whatsoever), except to the extent approved by the Board of Directors of the Company he shall not (otherwise than in the good faith performance of his duties on behalf of the Company) disclose to any person, corporation, firm, partnership or other entity whatsoever (except the Company) or any officer, director, stockholder, partner, associate, employee, agent or representative of any such partnership, firm or corporation, any confidential, proprietary information and trade secrets received by him during the course of his association with the Company, except only information which is otherwise generally available to the public.

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 4.3  During his engagement with the Company, the Executive shall exercise reasonable precautions to protect the integrity of the Company's customer and prospective customer lists, agreements, contracts or any other documents embodying any information of the type described in subsection 4.2.

 4.4 During his engagement with the Company and (subject to the provisions of subsection 4.5) for a period of 18 months after the termination of his engagement with the Company for any reason whatsoever, the Executive shall not, in any way, unless otherwise approved by the Board of Directors of the Company, be engaged, directly or indirectly, in the United States or Canada, as an employee, partner, proprietor, officer, director, consultant, agent, or stockholder of any corporation, partnership, proprietorship or other form of business entity, which is engaged in the business of creating, manufacturing or marketing products substantially similar to or directly competitive with the communications monitoring and message management products of the Company or its subsidiaries, to the extent that such activity or association involves products substantially similar to or directly competitive with such products of the Company or its subsidiaries. Notwithstanding the foregoing, the Executive may own, as an inactive investor, securities of any corporation of a class either listed on any United States securities exchange or traded on the over-the-counter market in the United States and listed on any generally accepted quotation service, so long as his holdings in any one such corporation shall not, in the aggregate, have a cost of more than $1,000,000 or constitute more than 2-1/2% of the voting stock of such corporation.

 4.5  If any of the restrictions on competitive activities contained in this
Section 4 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to be enforceable to the extent compatible with applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

Section 5.
---------

 5.1 This Agreement constitutes the entire agreement between the Company and the Executive in any way relating to the engagement of the Executive and merges all prior agreements and understandings between them.

 5.2 This Agreement may not be altered or amended except by a writing signed by the party against whom such alteration or amendment is sought to be enforced.
No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

Section 6.
---------

 This Agreement is personal and non-assignable by the Executive. It shall be binding upon and inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall sell or otherwise convey all or substantially all of its assets. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

Section 7.
---------

 Any notices or other communications required or permitted hereunder shall be in writing and shall be duly given if personally delivered or sent by certified or registered mail, return receipt requested, to the following addresses:

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(i)  If to the Executive:               (ii)  If to the Company:

     Kobi Alexander                           Comverse Technology, Inc.
     177 Briarcliff Road                      170 Crossways Park Drive
     Briarcliff Manor, NY 10510               Woodbury, New York 11797

 Either party may alter the address for the sending of notices to such party by a written notice sent in conformity with this Agreement.

Section 8.
---------

 This Agreement was negotiated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York with respect to agreements made and to be performed wholly therein.

Section 9.
---------

 If any of the provisions of this Agreement shall be held invalid, the remainder of the Agreement shall not be affected thereby.

 IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


COMVERSE TECHNOLOGY, INC.


By:  /s/ Igal Nissim                /s/ William F. Sorin
     ---------------               ---------------------
     Igal Nissim                   William F. Sorin
     Chief Financial Officer       Secretary


On behalf of the Remuneration Committee of the Board of Directors:


/s/ John H. Friedman      /s/ Sam Oolie        /s/ Yechiam Yemini
--------------------      -------------        ------------------
John H. Friedman          Sam Oolie            Yechiam Yemini


THE EXECUTIVE:

                /s/ Kobi Alexander
                ------------------
                Kobi Alexander

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